Exhibit 99.1

News Release

RAYONIER REPORTS FIRST QUARTER 2022 RESULTS

•First quarter net income attributable to Rayonier of $29.3 million ($0.20 per share) on revenues of $222.0 million
•First quarter operating income of $45.3 million and Adjusted EBITDA of $98.1 million
•First quarter cash provided by operations of $49.7 million and cash available for distribution (CAD) of $64.5 million
WILDLIGHT, FL — May 4, 2022 — Rayonier Inc. (NYSE:RYN) today reported first quarter net income attributable to Rayonier of $29.3 million, or $0.20 per share, on revenues of $222.0 million. This compares to net income attributable to Rayonier of $10.8 million, or $0.08 per share, on revenues of $191.4 million in the prior year quarter.
The following table summarizes the current quarter and comparable prior year period results:

	Three Months Ended
(millions of dollars, except earnings per share (EPS))	March 31, 2022		March 31, 2021
	$	EPS	$	EPS

Revenues	$222.0		$191.4
Sales attributable to noncontrolling interests in Timber Funds	—		(11.9)
Pro forma revenues[1]	$222.0		$179.5

Net income attributable to Rayonier	$29.3	$0.20	$10.8	$0.08

First quarter operating income was $45.3 million versus $28.5 million in the prior year period. Prior year first quarter operating income included $1.1 million of operating income attributable to noncontrolling interests in the Timber Funds segment. Excluding this item, pro forma operating income1 was $27.4 million in the prior year period. First quarter Adjusted EBITDA1 was $98.1 million versus $69.5 million in the prior year period.
The following table summarizes operating income, pro forma operating income1 and Adjusted EBITDA1 for the current quarter and comparable prior year period:

	Three Months Ended March 31,
	Operating Income		Pro forma Operating Income[1]		Adjusted EBITDA[1]
(millions of dollars)	2022	2021	2022	2021	2022	2021
Southern Timber	$30.3	$17.3	$30.3	$17.3	$48.4	$31.7
Pacific Northwest Timber	6.6	1.3	6.6	1.3	21.5	17.6
New Zealand Timber	5.4	14.0	5.4	14.0	10.4	21.2
Timber Funds	—	1.5	—	0.4	—	1.0
Real Estate	10.2	1.7	10.2	1.7	24.7	5.1
Trading	0.4	0.2	0.4	0.2	0.4	0.2
Corporate and Other	(7.6)	(7.6)	(7.6)	(7.6)	(7.2)	(7.3)
Total	$45.3	$28.5	$45.3	$27.4	$98.1	$69.5

Cash provided by operating activities was $49.7 million versus $53.9 million in the prior year period. Cash available for distribution (CAD)1 of $64.5 million increased $17.2 million versus the prior year period primarily due to higher Adjusted EBITDA1 ($28.6 million), partially offset by higher cash taxes paid ($9.2 million), higher
1 Rayonier Way, Wildlight, FL 32097 904-357-9100

cash interest paid ($1.1 million) and higher capital expenditures ($1.1 million).
“We are pleased with our strong start to 2022,” said David Nunes, President and CEO. “Adjusted EBITDA of $98.1 million was 41% higher than the prior year quarter, as favorable results in our Southern Timber, Pacific Northwest Timber and Real Estate segments more than offset lower Adjusted EBITDA in our New Zealand Timber segment.”
“We achieved record quarterly Adjusted EBITDA in both of our U.S. timber segments, driven primarily by continued pricing momentum. Southern Timber Adjusted EBITDA improved 53% over the prior year quarter, as strong demand drove 31% higher net stumpage prices and favorable logging conditions led to a 25% increase in harvest volumes. In Pacific Northwest Timber, Adjusted EBITDA improved 22% over the prior year quarter, as a 17% increase in weighted-average log prices more than offset higher costs and a 6% reduction in harvest volumes.”
“New Zealand Timber Adjusted EBITDA declined 51% versus the prior year quarter, as modestly higher weighted-average log prices were more than offset by 14% lower harvest volumes, compressed margins due to significantly higher shipping costs, and an unfavorable exchange rate variance.”
“Real Estate segment Adjusted EBITDA was $19.6 million above the prior year quarter, driven by a significant increase in acres sold, partially offset by a modest decrease in weighted-average prices due to the mix of acreage sold.”
Southern Timber
First quarter sales of $76.8 million increased $25.1 million, or 49%, versus the prior year period. Harvest volumes increased 25% to 1.90 million tons versus 1.51 million tons in the prior year period, as drier ground conditions enabled stumpage customers to ramp up production to meet strong demand. Average pine sawtimber stumpage prices increased 29% to $35.46 per ton versus $27.51 per ton in the prior year period, driven by strong domestic lumber demand coupled with elevated chip-n-saw pricing due to increased competition from pulp mills. Average pine pulpwood stumpage prices increased 41% to $24.11 per ton versus $17.10 per ton in the prior year period, reflecting strong competition across our wood baskets as customers looked to secure supply and replenish low mill inventories. Overall, weighted-average stumpage prices (including hardwood) increased 31% to $27.94 per ton versus $21.35 per ton in the prior year period. Operating income of $30.3 million increased $13.0 million versus the prior year period due to higher net stumpage realizations ($12.5 million) and higher volumes ($4.5 million), partially offset by higher costs ($2.1 million), lower non-timber income ($1.8 million) and higher depletion rates ($0.1 million).
First quarter Adjusted EBITDA1 of $48.4 million was 53%, or $16.7 million, above the prior year period.
Pacific Northwest Timber
First quarter sales of $46.3 million increased $4.8 million, or 11%, versus the prior year period, notwithstanding a decline in harvest volumes of 6% to 505,000 tons versus 536,000 tons in the prior year period. Average delivered sawtimber prices increased 16% to $105.69 per ton versus $90.98 per ton in the prior year period, driven by strong domestic lumber demand. Average delivered pulpwood prices increased 28% to $37.69 per ton versus $29.36 per ton in the prior year period, primarily driven by improved demand due to the restart of idled pulp mill capacity in the region. Operating income of $6.6 million improved $5.3 million versus the prior year period due to higher net stumpage realizations ($5.8 million) and lower depletion rates ($0.4 million), partially offset by higher costs ($0.5 million), lower volumes ($0.3 million) and lower non-timber income ($0.1 million).
First quarter Adjusted EBITDA1 of $21.5 million was 22%, or $3.9 million, above the prior year period.
New Zealand Timber
First quarter sales of $51.4 million decreased $6.2 million, or 11%, versus the prior year period. Harvest volumes decreased 14% to 515,000 tons versus 599,000 tons in the prior year period, as production at the beginning of the year was deferred in response to port congestion and elevated log inventories in China.
1 Rayonier Way, Wildlight, FL 32097 904-357-9100

Average delivered prices for export sawtimber increased 5% to $127.59 per ton versus $121.65 per ton in the prior year period. The increase in export sawtimber prices versus the prior year period reflected the ability of log exporters to partially pass on higher costs to customers, as well as the newly implemented restriction on competing log imports into China from Russia. However, favorable export pricing was more than offset by higher shipping and demurrage costs due to ongoing supply chain and port congestion issues. Average delivered prices for domestic sawtimber decreased 6% to $75.99 per ton versus $80.95 per ton in the prior year period. The decrease in domestic sawtimber prices (in U.S. dollar terms) was driven by the decline in the NZ$/US$ exchange rate (US$0.67 per NZ$1.00 versus US$0.72 per NZ$1.00). Excluding the impact of foreign exchange rates, domestic sawtimber prices improved 1% versus the prior year period. Operating income of $5.4 million decreased $8.6 million versus the prior year period due to lower net stumpage realizations ($6.2 million), lower volumes ($2.6 million), higher costs ($0.6 million) and unfavorable foreign exchange impacts ($1.5 million), partially offset by higher carbon credit sales ($1.5 million) and lower depletion rates ($0.8 million).
First quarter Adjusted EBITDA1 of $10.4 million was 51%, or $10.8 million, below the prior year period.
Real Estate
First quarter sales of $34.2 million increased $23.7 million versus the prior year period, while operating income of $10.2 million increased $8.5 million versus the prior year period. Higher segment results in the current year period were driven by a significant increase in the number of acres sold (8,734 acres sold versus 2,395 acres sold in the prior year period), partially offset by a decrease in weighted-average prices ($3,815 per acre versus $4,183 per acre in the prior year period).
Improved Development sales of $5.0 million included $3.6 million from the Wildlight development project north of Jacksonville, Florida and $1.4 million from the Richmond Hill development project (which has now been branded as Heartwood) south of Savannah, Georgia. Sales in Wildlight consisted of 52 residential lots, reflecting an average price of $70,000 per lot or $339,000 per acre. Sales in Richmond Hill (Heartwood) included ten residential lots for $0.4 million (an average price of $44,000 per lot or $251,000 per acre) and a 4-acre commercial property for $0.9 million ($246,000 per acre). This compares to prior year period Improved Development sales of $0.3 million.
There were no Unimproved Development sales in the first quarter or the prior year period.
Rural sales of $16.9 million consisted of 4,751 acres at an average price of $3,567 per acre. This compares to prior year period sales of $9.8 million, which consisted of 2,394 acres at an average price of $4,079 per acre.
Timberland & Non-Strategic sales of $11.4 million consisted of 3,966 acres at an average price of $2,874 per acre. There were no Timberland & Non-Strategic sales in the prior year period.
First quarter Adjusted EBITDA1 of $24.7 million was $19.6 million above the prior year period.
Trading
First quarter sales of $13.4 million decreased $3.2 million versus the prior year period primarily due to lower volumes, partially offset by higher prices. Sales volumes decreased 21% to 112,000 tons versus 141,000 tons in the prior year period, reflecting elevated log inventories in China and constrained export market demand. The Trading segment generated operating income of $0.4 million versus $0.2 million in the prior year period.
Other Items
First quarter corporate and other operating expenses of $7.6 million were flat versus the prior year period.
First quarter interest expense of $8.3 million decreased $1.7 million versus the prior year period due to lower average outstanding debt and lower borrowing costs.
1 Rayonier Way, Wildlight, FL 32097 904-357-9100

First quarter income tax expense of $5.5 million increased $2.1 million versus the prior year period. The New Zealand subsidiary is generally the primary driver of income tax expense, although the increase in the first quarter was attributable to the retirement of an installment note in the taxable REIT subsidiary.
In September 2020, we established an at-the-market (ATM) equity offering program under which we may sell common shares, from time to time, having an aggregate sales price of up to $300 million. There were approximately 726,000 shares issued under the ATM program during the three months ended March 31, 2022 at an average price of $41.46 per share.
Outlook
“Following a solid start to the year, we are well on track to achieve our prior full-year Adjusted EBITDA guidance,” added Nunes.
“In our Southern Timber segment, we expect to achieve our full-year volume guidance and are encouraged by the year-over-year pricing gains that have been realized across our operating areas. Overall, we continue to expect a significant increase in full-year Adjusted EBITDA from this segment as compared to the prior year. However, we anticipate lower quarterly harvest volumes for the remainder of the year as compared to the first quarter, as we experienced above-average stumpage removals to start the year. Also, while we expect net stumpage realizations to remain well above prior year levels, we anticipate modestly lower weighted-average prices for the remainder of the year as compared to the first quarter due to higher mill inventories, a higher proportion of thinning volume, and a less favorable geographic mix.”
“In our Pacific Northwest Timber segment, we expect to achieve our full-year volume guidance, although we expect lower quarterly harvest volumes for the balance of the year following strong removals in the first quarter. We further expect that weighted-average log prices will remain near first quarter levels for the balance of the year, driven by continued strong sawtimber demand and improving pulpwood markets.”
“In our New Zealand Timber segment, we expect to achieve our full-year volume guidance with increased quarterly harvest volumes for the balance of the year. While a significant level of uncertainty remains around the ongoing COVID-19 related disruptions in China, we expect that once demand stabilizes, constrained log supplies will drive export sawtimber prices higher. We further expect that domestic sawtimber and pulpwood pricing will remain relatively flat for the remainder of the year. Consistent with our previous guidance, we anticipate a higher Adjusted EBITDA contribution from this segment in the second half versus the first half of the year.”
“In our Real Estate segment, we expect to achieve our full-year Adjusted EBITDA guidance. Following strong Real Estate results in the first quarter, we anticipate lower quarterly results for the balance of the year.”
Conference Call
A conference call and live audio webcast will be held on Thursday, May 5, 2022 at 10:00 AM (ET) to discuss these results.
Access to the live audio webcast will be available at www.rayonier.com. A replay of the webcast will be archived on the Company’s website and available shortly after the call.
Investors may listen to the conference call by dialing 888-604-9366 (domestic) or 517-308-9338 (international), passcode: RAYONIER. A replay of the conference call will be available one hour following the call until Sunday, June 5, 2022 by dialing 800-568-4850 (domestic) or 203-369-3813 (international), passcode: 5522.
Complimentary copies of Rayonier press releases and other financial documents are also available by calling (904) 357-9100.
1“Pro forma net income, Pro forma revenues (sales), Pro forma operating income (loss), Adjusted EBITDA and CAD” are non-GAAP measures defined and reconciled to GAAP in the attached exhibits.

1 Rayonier Way, Wildlight, FL 32097 904-357-9100

About Rayonier
Rayonier is a leading timberland real estate investment trust with assets located in some of the most productive softwood timber growing regions in the United States and New Zealand. As of March 31, 2022, Rayonier owned or leased under long-term agreements approximately 2.7 million acres of timberlands located in the U.S. South (1.80 million acres), U.S. Pacific Northwest (486,000 acres) and New Zealand (419,000 acres). More information is available at www.rayonier.com.
_______________________________________________ ________________________
Forward-Looking Statements - Certain statements in this press release regarding anticipated financial outcomes including Rayonier’s earnings guidance, if any, business and market conditions, outlook, expected dividend rate, Rayonier’s business strategies, expected harvest schedules, timberland acquisitions and dispositions, the anticipated benefits of Rayonier’s business strategies, and other similar statements relating to Rayonier’s future events, developments or financial or operational performance or results, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements are identified by the use of words such as “may,” “will,” “should,” “expect,” “estimate,” “believe,” “intend,” “project,” “anticipate” and other similar language. However, the absence of these or similar words or expressions does not mean that a statement is not forward-looking. While management believes that these forward-looking statements are reasonable when made, forward-looking statements are not guarantees of future performance or events and undue reliance should not be placed on these statements.
The following important factors, among others, could cause actual results or events to differ materially from those expressed in forward-looking statements that may have been made in this document: the cyclical and competitive nature of the industries in which we operate; fluctuations in demand for, or supply of, our forest products and real estate offerings, including any downturn in the housing market; entry of new competitors into our markets; changes in global economic conditions and world events, including the war in Ukraine; business disruptions arising from public health crises and outbreaks of communicable diseases, including the current outbreak of the virus known as the novel coronavirus; fluctuations in demand for our products in Asia, and especially China; the uncertainties of potential impacts of climate-related initiatives; the cost and availability of third party logging, trucking and ocean freight services; the geographic concentration of a significant portion of our timberland; our ability to identify, finance and complete timberland acquisitions; changes in environmental laws and regulations regarding timber harvesting, delineation of wetlands, endangered species and development of real estate generally, that may restrict or adversely impact our ability to conduct our business, or increase the cost of doing so; adverse weather conditions, natural disasters and other catastrophic events such as hurricanes, wind storms and wildfires; the lengthy, uncertain and costly process associated with the ownership, entitlement and development of real estate, especially in Florida and Washington, including changes in law, policy and political factors beyond our control; the availability of financing for real estate development and mortgage loans; changes in tariffs, taxes or treaties relating to the import and export of our products or those of our competitors; changes in key management and personnel; and our ability to meet all necessary legal requirements to continue to qualify as a real estate investment trust (“REIT”) and changes in tax laws that could adversely affect beneficial tax treatment.
For additional factors that could impact future results, please see Item 1A - Risk Factors in the Company’s most recent Annual Report on Form 10-K and similar discussion included in other reports that we subsequently file with the Securities and Exchange Commission (the “SEC”). Forward-looking statements are only as of the date they are made, and the Company undertakes no duty to update its forward-looking statements except as required by law. You are advised, however, to review any further disclosures we make on related subjects in our subsequent reports filed with the SEC.
Non-GAAP Financial Measures – To supplement Rayonier’s financial statements presented in accordance with generally accepted accounting principles in the United States (“GAAP”), Rayonier uses certain non-GAAP measures, including “cash available for distribution,” “pro forma sales,” “pro forma operating income (loss),” “pro forma net income,” and “Adjusted EBITDA,” which are defined and further explained in this communication. Reconciliation of such measures to the nearest GAAP measures can also be found in this communication. Rayonier’s definitions of these non-GAAP measures may differ from similarly titled measures used by others. These non-GAAP measures should be considered supplemental to, and not a substitute for, financial information prepared in accordance with GAAP.

Contacts:
Investors/Media
Collin Mings
904-357-9100
investorrelations@rayonier.com
# # #
1 Rayonier Way, Wildlight, FL 32097 904-357-9100

RAYONIER INC. AND SUBSIDIARIES
CONDENSED STATEMENTS OF CONSOLIDATED INCOME
March 31, 2022 (unaudited)
(millions of dollars, except per share information)

	Three Months Ended
	March 31,	December 31,	March 31,
	2022	2021	2021
SALES	$222.0	$262.0	$191.4
Costs and Expenses
Cost of sales	(161.0)	(217.2)	(151.3)
Selling and general expenses	(14.7)	(15.9)	(14.0)
Other operating (expense) income, net	(1.0)	4.6	2.4
OPERATING INCOME	45.3	33.5	28.5
Interest expense	(8.3)	(10.6)	(10.0)
Interest and other miscellaneous (expense) income, net	(0.5)	0.2	—
INCOME BEFORE INCOME TAXES	36.5	23.1	18.5
Income tax expense	(5.5)	(1.6)	(3.5)
NET INCOME	31.0	21.5	15.0
Less: Net income attributable to noncontrolling interests in the operating partnership	(0.7)	(0.2)	(0.4)
Less: Net income attributable to noncontrolling interests in consolidated affiliates	(1.0)	(12.6)	(3.8)
NET INCOME ATTRIBUTABLE TO RAYONIER INC.	$29.3	$8.7	$10.8
EARNINGS PER COMMON SHARE
Basic earnings per share attributable to Rayonier Inc.	$0.20	$0.06	$0.08
Diluted earnings per share attributable to Rayonier Inc.	$0.20	$0.06	$0.08

Pro forma net income per share (a)	$0.20	$0.01	$0.08

Weighted Average Common Shares used for determining
Basic EPS	145,430,171	143,968,773	137,870,821
Diluted EPS (b)	149,547,076	148,079,383	142,558,797

(a)    Pro forma net income per share is a non-GAAP measure. See Schedule F for definition and reconciliation to the nearest GAAP measure.
(b)    Diluted earnings per share is calculated based on the weighted average number of shares of common stock outstanding combined with the incremental weighted average number of shares that would have been outstanding assuming all potentially dilutive securities (including Redeemable Operating Partnership Units) were converted into shares of common stock at the earliest date possible. As of March 31, 2022, there were 146,107,688 common shares and 3,313,206 Redeemable Operating Partnership Units outstanding.
A

RAYONIER INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
March 31, 2022 (unaudited)
(millions of dollars)

	March 31,	December 31,
	2022	2021
Assets
Cash and cash equivalents (excluding Timber Funds)	$256.5	$358.7
Cash and cash equivalents (Timber Funds)	3.2	3.5
Restricted cash (Timber Funds)	5.5	6.3
Assets held for sale	2.5	5.1
Other current assets	107.4	77.9
Timber and timberlands, net of depletion and amortization	2,869.2	2,895.0
Higher and better use timberlands and real estate development investments	111.4	106.9
Property, plant and equipment	44.6	44.5
Less - accumulated depreciation	(15.7)	(14.9)
Net property, plant and equipment	28.9	29.6
Restricted cash (excluding Timber Funds)	0.6	0.6
Right-of-use assets	104.2	101.8
Other assets	70.5	51.0
	$3,559.9	$3,636.4
Liabilities, Noncontrolling Interests in the Operating Partnership and Shareholders’ Equity
Current maturities of long-term debt (excluding Timber Funds)	2.1	125.0
Distribution payable (Timber Funds)	5.5	6.3
Other current liabilities	85.2	100.4
Long-term debt (excluding Timber Funds)	1,243.7	1,242.8
Long-term lease liability	95.5	93.4
Other non-current liabilities	110.1	119.1
Noncontrolling interests in the operating partnership	136.2	133.8
Total Rayonier Inc. shareholders’ equity	1,837.0	1,771.8
Noncontrolling interests in consolidated affiliates	44.6	43.8
Total shareholders’ equity	1,881.6	1,815.6
	$3,559.9	$3,636.4

B

RAYONIER INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
March 31, 2022 (unaudited)
(millions of dollars, except share information)

	Common Shares		Retained Earnings	Accumulated Other Comprehensive (Loss) Income	Noncontrolling Interests in Consolidated Affiliates	Shareholders’ Equity
	Shares	Amount
Balance, January 1, 2022	145,372,961	$1,389.1	$402.3	($19.6)	$43.8	$1,815.6
Issuance of shares under the “at-the-market” (ATM) equity offering program, net of commissions and offering costs of $0.3 million	726,248	29.8	—	—	—	29.8
Net income	—	—	30.0	—	1.0	31.0
Net income attributable to noncontrolling interests in the Operating Partnership	—	—	(0.7)	—	—	(0.7)
Dividends ($0.27 per share)	—	—	(39.9)	—	—	(39.9)
Issuance of shares under incentive stock plans	11,364	0.4	—	—	—	0.4
Stock-based compensation	—	2.8	—	—	—	2.8
Adjustment of noncontrolling interests in the Operating Partnership	—	—	(2.6)	—	—	(2.6)
Other (a)	(2,885)	(0.2)	—	45.6	(0.2)	45.2
Balance, March 31, 2022	146,107,688	$1,421.9	$389.1	$26.0	$44.6	$1,881.6

	Common Shares		Retained Earnings	Accumulated Other Comprehensive (Loss) Income	Noncontrolling Interests in Consolidated Affiliates	Shareholders’ Equity
	Shares	Amount
Balance, January 1, 2021	137,678,822	$1,101.7	$446.3	($73.9)	$388.5	$1,862.6
Issuance of shares under the “at-the-market” (ATM) equity offering program, net of commissions and offering costs of $0.2 million	1,107,814	36.7	—	—	—	36.7
Net income	—	—	11.2	—	3.8	15.0
Net income attributable to noncontrolling interests in the Operating Partnership	—	—	(0.4)	—	—	(0.4)
Dividends ($0.27 per share)	—	—	(37.5)	—	—	(37.5)
Issuance of shares under incentive stock plans	39,140	1.2	—	—	—	1.2
Stock-based compensation	—	2.1	—	—	—	2.1
Measurement period adjustment of noncontrolling interests in consolidated affiliates	—	—	—	—	0.7	0.7
Adjustment of noncontrolling interests in the Operating Partnership	—	—	(11.9)	—	—	(11.9)
Other (a)	145,114	4.5	—	48.8	(11.9)	41.4
Balance, March 31, 2021	138,970,890	$1,146.2	$407.7	($25.1)	$381.1	$1,909.9
(a) Primarily includes shares purchased from employees in non-open market transactions to pay withholding taxes associated with the vesting of shares granted under the Company’s Incentive Stock Plan, amortization of pension and post-retirement plan liabilities, foreign currency translation adjustments, mark-to-market adjustments of qualifying cash flow hedges, distributions to noncontrolling interests in consolidated affiliates and the allocation of other comprehensive income to noncontrolling interests in the operating partnership. The three months ended March 31, 2022 also includes the redemption of 2,535 Redeemable Operating Partnership Units, respectively, for an equal number of Rayonier Inc. common shares.
C

RAYONIER INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
March 31, 2022 (unaudited)
(millions of dollars)

	Three Months Ended March 31,
	2022	2021
Cash provided by operating activities:
Net income	$31.0	$15.0
Depreciation, depletion and amortization	47.4	45.2
Non-cash cost of land and improved development	5.4	1.8
Stock-based incentive compensation expense	2.8	2.1
Deferred income taxes	(8.0)	(1.1)
Other items to reconcile net income to cash provided by operating activities	(2.1)	(3.3)
Changes in working capital and other assets and liabilities	(26.8)	(5.8)
	49.7	53.9
Cash used for investing activities:
Capital expenditures	(15.6)	(15.8)
Real estate development investments	(3.1)	(3.0)
Purchase of timberlands	(2.8)	(29.9)
Other	2.6	4.3
	(18.9)	(44.4)
Cash used for financing activities:
Net decrease in debt	(122.9)	—
Dividends paid	(39.4)	(37.5)
Distributions to noncontrolling interests in the operating partnership	(0.9)	(1.2)
Proceeds from the issuance of common shares under incentive stock plan	0.6	1.2
Proceeds from the issuance of common shares under the “at-the-market” (ATM) equity offering program, net of commissions and offering costs	30.9	32.5
Distributions to noncontrolling interests in consolidated affiliates	(2.7)	(8.8)
Other	(0.3)	—
	(134.7)	(13.8)
Effect of exchange rate changes on cash and restricted cash	0.6	(0.1)
Cash, cash equivalents and restricted cash:
Change in cash, cash equivalents and restricted cash	(103.3)	(4.4)
Balance, beginning of year	369.1	87.5
Balance, end of period	$265.8	$83.1

D

RAYONIER INC. AND SUBSIDIARIES
BUSINESS SEGMENT SALES, PRO FORMA SALES, OPERATING INCOME,
PRO FORMA OPERATING INCOME AND ADJUSTED EBITDA
March 31, 2022 (unaudited)
(millions of dollars)

	Three Months Ended
	March 31,	December 31,	March 31,
	2022	2021	2021
Sales
Southern Timber	$76.8	$58.7	$51.7
Pacific Northwest Timber	46.3	34.7	41.5
New Zealand Timber	51.4	67.5	57.6
Timber Funds	—	71.3	14.9
Real Estate	34.2	11.5	10.5
Trading	13.4	18.6	16.7
Intersegment Eliminations	(0.1)	(0.3)	(1.5)
Sales	$222.0	$262.0	$191.4

Pro forma sales (a)
Southern Timber	$76.8	$58.7	$51.7
Pacific Northwest Timber	46.3	34.7	41.5
New Zealand Timber	51.4	67.5	57.6
Timber Funds	—	0.3	3.0
Real Estate	34.2	11.5	10.5
Trading	13.4	18.6	16.7
Intersegment Eliminations	(0.1)	(0.3)	(1.5)
Pro forma sales	$222.0	$191.0	$179.5

Operating income (loss)
Southern Timber	$30.3	$19.0	$17.3
Pacific Northwest Timber	6.6	1.5	1.3
New Zealand Timber	5.4	3.6	14.0
Timber Funds	—	18.4	1.5
Real Estate	10.2	(0.3)	1.7
Trading	0.4	(0.5)	0.2
Corporate and Other	(7.6)	(8.2)	(7.6)
Operating income	$45.3	$33.5	$28.5

Pro forma operating income (loss) (a)
Southern Timber	$30.3	$19.0	$17.3
Pacific Northwest Timber	6.6	1.5	1.3
New Zealand Timber	5.4	3.6	14.0
Timber Funds	—	(0.7)	0.4
Real Estate	10.2	(0.3)	1.7
Trading	0.4	(0.5)	0.2
Corporate and Other	(7.6)	(8.2)	(7.6)
Pro forma operating income	$45.3	$14.4	$27.4

Adjusted EBITDA (a)
Southern Timber	$48.4	$33.6	$31.7
Pacific Northwest Timber	21.5	13.2	17.6
New Zealand Timber	10.4	9.8	21.2
Timber Funds	—	(0.6)	1.0
Real Estate	24.7	2.8	5.1
Trading	0.4	(0.5)	0.2
Corporate and Other	(7.2)	(7.9)	(7.3)
Adjusted EBITDA	$98.1	$50.4	$69.5
(a)Pro forma sales, Pro forma operating income (loss) and Adjusted EBITDA are non-GAAP measures. See Schedule F for definitions and reconciliations.
E

RAYONIER INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES
March 31, 2022 (unaudited)
(millions of dollars, except per share information)

LIQUIDITY MEASURES:
	Three Months Ended
	March 31,	March 31,
	2022	2021
Cash Provided by Operating Activities	$49.7	$53.9
Working capital and other balance sheet changes	30.4	13.8
Cash Available for Distribution attributable to NCI in Timber Funds	—	(4.6)
Capital expenditures (a)	(15.6)	(15.8)
Cash Available for Distribution (b)	$64.5	$47.3

Net Income	$31.0	$15.0
Operating income attributable to NCI in Timber Funds	—	(1.1)
Interest, net attributable to NCI in Timber Funds	—	0.1
Net Income (Excluding NCI in Timber Funds)	$31.0	$14.0
Interest, net and miscellaneous income attributable to Rayonier	8.2	9.9
Income tax expense attributable to Rayonier	5.5	3.5
Depreciation, depletion and amortization attributable to Rayonier	47.4	40.3
Non-cash cost of land and improved development	5.4	1.8
Non-operating expense	0.6	—
Adjusted EBITDA (c)	$98.1	$69.5
Cash interest paid attributable to Rayonier (d)	(3.9)	(2.8)
Cash taxes paid attributable to Rayonier	(14.0)	(4.8)
Capital expenditures attributable to Rayonier (a)	(15.6)	(14.5)
Cash Available for Distribution (b)	$64.5	$47.3

Cash Available for Distribution (b)	$64.5	$47.3
Real estate development investments	(3.1)	(3.0)
Cash Available for Distribution after real estate development investments	$61.4	$44.3

PRO FORMA SALES (e):
Three Months Ended	Southern Timber	Pacific Northwest Timber	New Zealand Timber	Timber Funds	Real Estate	Trading	Intersegment Eliminations	Total
March 31, 2022
Sales	$76.8	$46.3	$51.4	—	$34.2	$13.4	($0.1)	$222.0
Pro forma sales	$76.8	$46.3	$51.4	—	$34.2	$13.4	($0.1)	$222.0

December 31, 2021
Sales	$58.7	$34.7	$67.5	$71.3	$11.5	$18.6	($0.3)	$262.0
Sales attributable to noncontrolling interests in Timber Funds	—	—	—	(57.0)	—	—	—	(57.0)
Fund II Timberland Dispositions attributable to Rayonier (f)	—	—	—	(14.0)	—	—	—	(14.0)
Pro forma sales	$58.7	$34.7	$67.5	$0.3	$11.5	$18.6	($0.3)	$191.0

March 31, 2021
Sales	$51.7	$41.5	$57.6	$14.9	$10.5	$16.7	($1.5)	$191.4
Sales attributable to noncontrolling interests in Timber Funds	—	—	—	(11.9)	—	—	—	(11.9)
Pro forma sales	$51.7	$41.5	$57.6	$3.0	$10.5	$16.7	($1.5)	$179.5

F

PRO FORMA NET INCOME (g):
	Three Months Ended
	March 31, 2022		December 31, 2021		March 31, 2021
	$	Per Diluted Share	$	Per Diluted Share	$	Per Diluted Share
Net Income Attributable to Rayonier Inc.	$29.3	$0.20	$8.7	$0.06	$10.8	$0.08
Gain on investment in Timber Funds (h)	—	—	(3.8)	(0.03)	—	—
Fund II Timberland Dispositions attributable to Rayonier (f)	—	—	(3.1)	(0.02)	—	—
Pro forma net income adjustments attributable to noncontrolling interests in the operating partnership (i)	—	—	0.2	—	—	—
Pro Forma Net Income	$29.3	$0.20	$2.0	$0.01	$10.8	$0.08

PRO FORMA OPERATING INCOME (LOSS) AND ADJUSTED EBITDA (j) (c):

Three Months Ended	Southern Timber	Pacific Northwest Timber	New Zealand Timber	Timber Funds	Real Estate	Trading	Corporate and Other	Total
March 31, 2022
Operating income	$30.3	$6.6	$5.4	—	$10.2	$0.4	($7.6)	$45.3
Depreciation, depletion and amortization	18.1	14.9	5.0	—	9.1	—	0.3	47.4
Non-cash cost of land and improved development	—	—	—	—	5.4	—	—	5.4
Adjusted EBITDA	$48.4	$21.5	$10.4	—	$24.7	$0.4	($7.2)	$98.1

December 31, 2021
Operating income (loss)	$19.0	$1.5	$3.6	$18.4	($0.3)	($0.5)	($8.2)	$33.5
Gain on investment in Timber Funds (h)	—	—	—	(3.8)	—	—	—	(3.8)
Fund II Timberland Dispositions attributable to Rayonier (f)	—	—	—	(3.1)	—	—	—	(3.1)
Operating income attributable to NCI in Timber Funds	—	—	—	(12.3)	—	—	—	(12.3)
Pro forma operating income (loss)	$19.0	$1.5	$3.6	($0.7)	($0.3)	($0.5)	($8.2)	$14.4
Depreciation, depletion and amortization	14.6	11.7	6.2	0.2	0.9	—	0.3	33.9
Non-cash cost of land and improved development	—	—	—	—	2.2	—	—	2.2
Adjusted EBITDA	$33.6	$13.2	$9.8	($0.6)	$2.8	($0.5)	($7.9)	$50.4

March 31, 2021
Operating income	$17.3	$1.3	$14.0	$1.5	$1.7	$0.2	($7.6)	$28.5
Operating income attributable to NCI in Timber Funds	—	—	—	(1.1)	—	—	—	(1.1)
Pro forma operating income	$17.3	$1.3	$14.0	$0.4	$1.7	$0.2	($7.6)	$27.4
Depreciation, depletion and amortization	14.4	16.3	7.2	0.6	1.6	—	0.3	40.3
Non-cash cost of land and improved development	—	—	—	—	1.8	—	—	1.8
Adjusted EBITDA	$31.7	$17.6	$21.2	$1.0	$5.1	$0.2	($7.3)	$69.5

(a)Capital expenditures exclude timberland acquisitions of $2.8 million and $29.9 million during the three months ended March 31, 2022 and March 31, 2021, respectively.
(b)Cash Available for Distribution (CAD) is defined as cash provided by operating activities adjusted for capital spending (excluding timberland acquisitions and real estate development investments), CAD attributable to noncontrolling interests in Timber Funds, and working capital and other balance sheet changes. CAD is a non-GAAP measure of cash generated during a period that is available for common stock dividends, distributions to operating partnership unitholders, distributions to noncontrolling interests, repurchase of the Company's common shares, debt reduction, timberland acquisitions and real estate development investments. CAD is not necessarily indicative of the CAD that may be generated in future periods.
(c)Adjusted EBITDA is defined as earnings before interest, taxes, depreciation, depletion, amortization, the non-cash cost of land and improved development, non-operating income and expense, operating income attributable to noncontrolling interests in Timber Funds, the gain on investment in Timber Funds and Funds II Timberland Dispositions. Adjusted EBITDA is a non-GAAP measure that management uses to make strategic decisions about the business and that investors can use to evaluate the operational performance of the assets under management. It excludes specific items that management believes are not indicative of the Company’s ongoing operating results.
(d)Cash interest paid is presented net of patronage refunds received of $5.5 million and $5.9 million during the three months ended March 31, 2022 and March 31, 2021, respectively, excluding patronage refunds attributable to noncontrolling interests in Timber Funds.
(e)Pro forma revenue (sales) is defined as revenue (sales) adjusted for Fund II Timberland Dispositions and sales attributable to the noncontrolling interests in Timber Funds. Rayonier believes that this non-GAAP financial measure provides investors with useful information to evaluate our core business operations because it excludes specific items that are not indicative of the Company’s ongoing operating results.
F

(f)“Fund II Timberland Dispositions” represent the disposition of Fund II Timberland assets, which we managed and owned a co-investment stake in. “Fund II Timberland Dispositions attributable to Rayonier” represents the proportionate share of Fund II Timberland Dispositions that are attributable to Rayonier.
(g)Pro forma net income is defined as net income attributable to Rayonier Inc. adjusted for its proportionate share of the gain on investment in Timber Funds and Fund II Timberland Dispositions. Rayonier believes that this non-GAAP financial measure provides investors with useful information to evaluate our core business operations because it excludes specific items that are not indicative of the Company’s ongoing operating results.
(h)“Gain on investment in Timber Funds” reflects the gain recognized on Fund II carried interest incentive fees in the fourth quarter of 2021.
(i)“Pro Forma net income adjustments attributable to noncontrolling interests in the operating partnership” are the proportionate share of pro forma items that are attributable to noncontrolling interests in the operating partnership.
(j)Pro forma operating income (loss) is defined as operating income (loss) adjusted for operating income attributable to noncontrolling interests in Timber Funds, the gain on investment in Timber Funds and Fund II Timberland Dispositions. Rayonier believes that this non-GAAP financial measure provides investors with useful information to evaluate our core business operations because it excludes specific items that are not indicative of the Company’s ongoing operating results.

F